Exhibit 21.1

SUBSIDIARIES OF EASTON-BELL SPORTS, INC.

Subsidiaries	Jurisdiction of Incorporation
Riddell Sports Group, Inc.	Delaware

Riddell, Inc.	Illinois

MacMark Corporation	Delaware

Ridmark Corporation	Delaware

All American Sports Corporation	Delaware

Equilink Licensing, LLC	Delaware

All American Sports (Canada) Ltd.	Canada

Bell Sports Corp.	Delaware

Bell Sports, Inc.	California

Bell China Investments, Inc.	Texas

BRG Rubber Products, Limited	Republic of China

Bell Racing Company	Delaware

Bell Sports Canada, Inc. / Bell Sports Du Canada, Inc.	Canada

Easton-Bell Sports (Asia) Limited	Hong Kong

Easton-Bell Sports EUROPE GmbH	Switzerland

Easton-Bell Sports Italy, S.r.l.	Italy

Easton-Bell Sports Italy Rights, S.r.l.	Italy

Bell MotoHelmets S.r.l.	Italy

Easton Sports Asia, Inc.	Nevada

Bell Technology Acquisition LLC	Delaware

Easton Sports, Inc.	California

Easton Sports Canada, Inc.	Canada

Easton S.A. de C.V.	Mexico

CDT Nevada, Inc.	Nevada

4078624 Canada Inc.	Canada

Easton Sports Sweden AB	Sweden